SHIELDZONE

ShieldZone Agreement CareFit USA

ShieldZone Corporation agrees to the following partnership between ShieldZone and CareFit USA:

ShieldZone Corporation hereby grants the exclusive marketing, distribution and retail rights to market ShieldZone products, including the invisibleSHIELD, to CareFit USA for the country of Japan.

ShieldZone will maintain exclusive website rights for Japan, but will allow CareFit to have the exclusive marketing rights for that website, based on criteria and revenue share that is yet to be determined and outlined.

These rights shall commence Oct. 3, 2006 and will be reviewed every six months, based on reaching certain pre-determined milestones. The milestones for the first six months are as follows:

1. CareFit USA will have 1 retail location open in Tokyo Dec. 1, 2006 and by June of 2007 will have 20 retail locations within Japan.
2. CareFit USA will have 1 manufacturing relationship within Japan by February 2007.
3.  Gross Revenue projections are $100,000 per month by Feb. 1, 2007 and are $500,000 per month by July 2007.

Revenue Share
CareFit USA will revenue share with ShieldZone a standard 35% on all gross revenues from the retailing and reselling of the ShieldZone products and services in Japan. This revenue share will be determined and paid monthly. Pricing and revenue share for a manufacturing partnership and web sales will be discussed between CareFit USA and Shield Zone Corporation.

These rights are not transferable, unless ShieldZone agrees in writing to transfer these rights.

/s/ Phillip J. Chipping
Phillip J. Chipping October 3, 2006
President & Founder ShieldZone

/s/ Robert G. Pedersen II
Robert G. Pedersen II October 3, 2006
Chairman & CEO ShieldZone

/s/ Greg Ellis
Greg Ellis October 3, 2006
Director CareFit USA

ShieldZone Corporation 3855 South 500 West, Suite B Salt Lake City, Utah 84115 office 801.263.0688 fax 801.281.3458
www.ShieldZone.com